                                   EXHIBIT A

OpCap Advisors is the manager or subadviser to the registered investment companies listed below. These investment companies have similar investment objectives to at least one of the Portfolios.


                                             Approximate
                                              Net Assets
Fund                                       (as of 12/31/99)          Advisory Fee Rate
----                                       -----------------         -----------------
Oppenheimer Quest Value Fund, Inc.         $1,438,754,183            1.0% on the first $400 million; .90% on the next $400 million;
                                                                     .85% of net assets in excess of $800 million(1)

Oppenheimer Quest Opportunity
 Value Fund                                $4,050,153,131            Same as above

Oppenheimer Quest Small
 Cap Value Fund                            $  248,148,872            Same as above

Oppenheimer Quest Global
 Value Fund, Inc.                          $  565,405,358            .75% of the first $400 million of average net assets; .70% of the next $400 million and .65% of average net assets in
                                                                     excess of $800 million(1)
Enterprise Accumulation Trust:
Managed Portfolio                          $1,143,777,218            .40% of the first $1 billion; .30% on assets over $1 billion;
                                                                     and .25% for assets in excess of $2 billion(2)
Enterprise Group of Funds:
Managed Portfolio                          $  191,205,503            .40% on the first $100 million; .30% on assets in excess of
                                                                     $100 million(3)
Penn Series Funds, Inc.
Value Equity Fund                          $  288,994,257            .40% with respect to the first $50 million of the combined total average daily net assets of the two funds; .35% with respect to the next $200 million of the combined total average daily net assets of the two funds; and .30% with respect to the combined total average daily net assets of the two funds in excess of $250 million

Small Capitalization Fund                  $   43,793,630            Same as above


                                      A-1

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

                                             Approximate
                                              Net Assets
Fund                                       (as of 12/31/99)          Advisory Fee Rate
----                                       -----------------         -----------------
Endeavor Series Trust:
Value Equity Portfolio                      $209,597,451                .40%(5)
Opportunity Value Portfolio                 $ 44,843,438

The Saratoga Advantage Trust:
Large Capitalization Value Portfolio        $ 78,402,989                .30%(6)

----------------------
(1) With respect to each of these funds, OppenheimerFunds, Inc. ("OFI") is the investment adviser and OpCap Advisors is the sub-adviser. OFI also receives a .25% administrative fee with respect to the Oppenheimer Quest Global
    Value Fund, Inc. OFI pays OpCap Advisors monthly an annual fee based on the average daily net assets of the fund equal to 40% of the advisory fee (and administrative fee with respect to the Oppenheimer Quest Global Value Fund, Inc.) collected by OFI based on the total net assets of the fund as of November 22, 1995 (the "base amount") plus 30% of the investment advisory fee (and administrative fee with respect to the Oppenheimer Quest Global Value Fund, Inc.) collected by OFI based on the total net assets of the fund that exceed the base amount.

(2) These fees are for investment advisory services only. Management services are provided to the portfolios by a third party, not OpCap Advisors. The Manager, who pays the investment advisory fee to OpCap Advisors, receives a management fee, on an annual basis, of .80% of the first $400 million of the average daily net assets; .75% on the next $400 million and .70% on assets above $800 million of each of the portfolios.

(3) This fee is for investment advisory services only. Management services are provided to the portfolios by a party other than OpCap Advisors. The Manager, who pays the investment advisory fee to OpCap Advisors, receives a management fee of .75% of the average daily net assets of the portfolio.

(4) These fees are for investment advisory services only. The Manager, who pays the investment advisory fee to OpCap Advisors, receives a management fee of .50% of the average daily net assets of the funds.

(5) This fee is for investment advisory services only. Management services are provided to the portfolios by a party other than OpCap Advisors. The Manager, who pays the investment advisory fee to OpCap Advisors, receives a management fee of .80% of average daily net assets of the portfolios.

(6) This fee is for investment advisory services only. Management services are provided to the portfolio by a party other than OpCap Advisors. The Manager, who pays the investment advisory fee to OpCap Advisors, receives a management fee of .65% of the average daily net assets of the portfolio.


                                      A-3